PRESS RELEASE

Financial Contact:	Media Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480.258.6637 kelliepruitt@htareit.com	Robert Milligan Director of Finance Healthcare Trust of America, Inc. 480.998.3478 robertmilligan@htareit.com

Healthcare Trust of America, Inc. Closes a 7-Year Term Loan

SCOTTSDALE, ARIZONA, July 20, 2012 — Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) is pleased to announce the closing of a new $155 million senior unsecured, 7-year term loan (the “Term Loan”).  This facility was successfully upsized from the original target of $100 million in response to significant lender demand. Proceeds will be used to fund the repurchase of shares under the recently closed tender offer, acquisitions and for other corporate purposes.

The Term Loan will mature in July 2019 and will be initially priced at LIBOR plus 200 bps, based on HTA’s current investment grade ratings. HTA intends to swap the entire $155 million to a fixed rate, with $50 million effectively fixed at 3.39% per annum at closing. The Term Loan will bring HTA’s weighted average borrowing cost down to 4.2% per annum, assuming the entire amount is fixed at this rate, a decrease from 5.05% per annum at the end of 2011

Wells Fargo Securities, LLC served as the Lead Arranger and Wells Fargo Bank, N.A. will serve as the Administrative Agent. Capital One, N.A. and PNC Bank served as Co-Documentation Agents. Huntington National Bank and National Bank of Arizona, N.A. also participated in the facility

“The new Term Loan is further reflection of the access to capital afforded to HTA as a result of its recent listing on the NYSE and by its investment grade credit profile. This facility will allow HTA to lock in today’s low rates and further extend maturities, while preserving HTA’s liquidity and capacity for growth,” stated Kellie S. Pruitt, Chief Financial Officer at HTA. “We are pleased with the interest shown by these leading financial institutions in expanding their relationship with HTA.”

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. (NYSE:HTA), a publicly traded real estate investment trust, is a fully-integrated, leading owner of medical office buildings. HTA is a full-service real estate company focused on acquiring, owning and operating high-quality medical office buildings that are located on the campuses of nationally recognized healthcare systems in the major U.S. metropolitan areas. Since its formation in 2006, HTA has built a portfolio of properties that totals approximately $2.5 billion based on purchase price and is comprised of approximately 12.4 million square feet of gross leasable area. As of June 30, 2012, HTA’s portfolio consisted of 245 medical office buildings and 19 other facilities that serve the healthcare industry, as well as two portfolios of mortgage loans receivable secured by medical office buildings located in 26 states. For more information on HTA, please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements include information concerning possible or assumed future results of operations of HTA. The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially and in adverse ways from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially and in adverse ways from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;

•	retention of HTA’s senior management team;

•	financial stability and solvency of HTA’s tenants;

•	supply and demand for operating properties in the market areas in which HTA operates;

•	HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	delays in liquidating defaulted mortgage loan investments;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in HTA’s credit facilities;

•	changes in HTA’s credit ratings;

•	HTA’s ability to remain qualified as a REIT; and

•	the risk factors set forth in HTA’s 2011 Annual Report on Form 10-K for the year ended December 31, 2011 and its quarterly report in Form 10-Q for the quarter ended March 31, 2012.

Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.